UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 8, 2018

Aqua America, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-06659	23-1702594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

762 West Lancaster Avenue, Bryn Mawr, Pennsylvania		19010-3489
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 610-527-8000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2018, the Board of Directors (the “Board”) of Aqua America, Inc. (the “Company”) elected Lee Stewart to serve as a director effective immediately.

Mr. Stewart is a private financial consultant with over 25 years of experience as an investment banker. He was Vice President at Union Carbide Corporation from 1996 to 2001, responsible for various treasury and finance functions, and from 2001 to 2002 was Chief Financial Officer of Foamex International, Inc. Mr. Stewart has been a director of P. H. Glatfelter Company, a New York Stock Exchange-listed global supplier of specialty papers and engineered materials, since 2002. Mr. Stewart also serves as a director of Mood Media, Inc. Mr. Stewart was a director of ITC Holdings Corp., a New York Stock Exchange-listed electricity transmission company, from 2005 to 2016 when ITC was acquired by Fortis. Mr. Stewart also served as a director of AEP Industries, Inc., a chemical company listed on the Toronto Stock Exchange, from 2000 until its sale in 2011, and Momentive Performance Materials Inc., a specialty chemical company in silicone and advanced materials, from May 2013 through its successful emergence from bankruptcy in October 2014. Mr. Stewart has significant experience with professional services, financial services, finance and banking, public-company accounting and financial reporting, strategic planning, operations and risk management and corporate governance. He has over 19 years of experience as a director, having first served on the board of a public company in 1996.

The Board has determined that Mr. Stewart is independent in accordance with the Company’s corporate governance guidelines and applicable NYSE and SEC requirements. There are no arrangements or understandings between Mr. Stewart and any other person pursuant to which he was selected as a director. Mr. Stewart has not been a party to any transaction involving the Company required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Stewart will receive compensation for his service as director consistent with the Company’s compensation program for non-employee directors which became effective January 1, 2018 as described under the caption “Director Compensation” in the Company’s proxy statement filed with the Securities and Exchange Commission on March 29, 2018.

Mr. Stewart has been appointed to the Audit Committee and the Risk and Investment Policy Committee of the Board.

2

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 8, 2018, the Board approved an amendment and restatement to the Company’s Amended and Restated Bylaws (as amended and restated, the “Bylaws”) to include an exclusive forum provision for the adjudication of certain disputes. The Bylaws, which became effective upon the approval by the Board, provide that unless the Company consents in writing to the selection of an alternative forum, a state court located within Montgomery County, Pennsylvania (or, in the event such court lacks jurisdiction over such action or proceeding, the United States District Court for the Eastern District of Pennsylvania) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders; (iii) any action or proceeding asserting a claim against the Company or any director, officer, or other employee of the Company arising pursuant to any provision of the Pennsylvania Associations Code, the Pennsylvania Business Corporation Law, or the articles of incorporation or the Bylaws; or (iv) any action or proceeding asserting a claim peculiar to the relationships between or among the Company and its officers, directors, and shareholders, or otherwise governed by or involving the internal affairs doctrine. In addition, any person or entity owning, purchasing or otherwise acquiring any interest in shares of the Company will be deemed to be a shareholder and to have notice of and consented to the exclusive forum provision of the Bylaws.

In addition to the foregoing, there are various other clean-up changes reflected in the Bylaws including, but not limited to, updating statutory references and defining and capitalizing certain terms.

The description of the amendments to the Company’s Bylaws is not complete and is qualified in its entirety by reference to the copy of the Bylaws filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

3.1 Amended and Restated Bylaws of Aqua America, Inc., as of August 8, 2018.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aqua America, Inc.
August 10, 2018	By:	/s/ Christopher P. Luning
	Name:	Christopher P. Luning
	Title:	Senior Vice President, General Counsel and Secretary

4